Exhibit 99.1

FOR IMMEDIATE RELEASE

Media and Investor Contact:

Denise Powell

BrewLife

510.703.9491

dpowell@brewlife.com

Esperion Therapeutics Reports Third Quarter 2013 Financial Results

and Provides Development Program Updates

Plymouth, Mich., November 6, 2013 — Esperion Therapeutics, Inc. (NASDAQ: ESPR), a clinical-stage biopharmaceutical company focused on developing and commercializing first-in-class, oral, low-density lipoprotein cholesterol (LDL-C) lowering therapies for the treatment of patients with hypercholesterolemia, today provided development program updates and reported its financial results for the third quarter ended September 30, 2013.

“During the third quarter, we delivered on key milestones for our lead product candidate, ETC-1002, reporting positive top-line results from our Phase 2a clinical study of ETC-1002 added on to statin therapy in patients with elevated LDL-C levels,” said Tim M. Mayleben, president and chief executive officer of Esperion. “With the ETC-1002-007 data reported, our Phase 2a clinical program is complete, and we are moving forward with our Phase 2b program. We recently initiated the first clinical study in our Phase 2b program, ETC-1002-008, which is evaluating ETC-1002 in patients with elevated LDL-C levels and a history with or without statin intolerance. We expect to report top-line results from this study by the end of 2014.”

Development Program Highlights

•                  Reported positive top-line results from the ETC-1002-007 Phase 2a clinical study of ETC-1002 when added on to statin therapy in patients with elevated levels of LDL-C. The study demonstrated that oral, once-daily ETC-1002 achieved incremental LDL-C lowering of 22 percent at eight weeks, compared with 0 percent in the placebo group, when added to 10 mg of atorvastatin (p<0.0001). ETC-1002 was well tolerated over eight weeks of treatment when added to a statin and no serious adverse events were reported.

•                  Initiated ETC-1002-008, the Company’s first Phase 2b clinical study, in patients with hypercholesterolemia and a history with or without statin intolerance (to two or more statins due to muscle-related adverse events). The study is evaluating parallel doses of ETC-1002 over 12 weeks as monotherapy or in combination with ezetimibe in approximately 322 patients. The goals of this study are to compare the LDL-C lowering efficacy of ETC-1002 with ezetimibe, and to characterize tolerability. Top-line results are expected in late 2014.

Upcoming Milestones Expected

•                  In early 2014, the Company expects to initiate the ETC-1002-009 Phase 2b clinical study of parallel doses over 12 weeks of ETC-1002 added on to statin therapy in patients with elevated levels of

LDL-C.  This study is designed to demonstrate the ability of ETC-1002 to achieve incremental LDL-C lowering in statin resistant patients with elevated levels of LDL-C.

•                  Later this month, the Company will present the full results of the ETC-1002-006 Phase 2a clinical study in patients with hypercholesterolemia and a history of statin intolerance at a major scientific meeting.

Third Quarter Financial Results

Research and development expenses were $3.5 million for the third quarter of 2013 and $8.7 million for the nine months ended September 30, 2013, compared with $2.5 million and $6.3 million for the comparable periods in 2012. The increase in research and development expenses was largely driven by the advancement of the ETC-1002 program through Phase 2 development.

General and administrative expenses were $1.9 million for the third quarter of 2013 and $4.3 million for the nine months ended September 30, 2013, compared with $0.5 million and $1.7 million for the comparable periods in 2012. The increase in general and administrative expenses was largely driven by incremental expenses to support public company operations, changes in headcount, which includes increased stock-based compensation expense, and other costs to support Esperion’s growth.

Esperion reported a net loss of $5.2 million for the third quarter of 2013 and $16.4 million for the nine months ended September 30, 2013, compared with a net loss of $3.4 million and $9.0 million for the comparable periods in 2012.

At September 30, 2013, cash and cash equivalents and investment securities available for sale totaled $85.4 million compared with $6.5 million at December 31, 2012. The increase was primarily driven by cash proceeds of $16.8 million, net of issuance costs, from a preferred stock financing in April and the completion of the IPO and the exercise of the underwriters’ over-allotment option in July 2013 resulting in $72.2 million, net of underwriting discounts and commissions and offering expenses offset by cash used in operating activities of $10.6 million.

Esperion had approximately 15.4 million shares of common stock outstanding as of September 30, 2013.

2013 Financial Outlook

Esperion continues to expect that its cash and cash equivalents and investments securities will be approximately $75 million at December 31, 2013. The Company continues to believe that existing cash resources will fund the Company through at least the end of 2015.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is a biopharmaceutical company focused on the research, development and commercialization of therapies for the treatment of patients with elevated levels of low-density lipoprotein cholesterol (LDL-C) and other cardiometabolic risk factors. ETC-1002, Esperion’s lead product candidate, is a unique, first-in-class, orally available, once-daily small molecule therapy designed to lower levels of LDL-C and to avoid side effects associated with existing LDL-C lowering therapies. ETC-1002 is targeted for statin intolerant patients with elevated levels of LDL-C. Esperion has completed seven clinical studies to date, including four Phase 2a studies, and has initiated a robust Phase 2b clinical program. For more information, please visit www.esperion.com.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of ETC-1002, the anticipated timing for reporting top-line results from Esperion’s Phase 2b program, the planned initiation and study design of Esperion’s Phase 2b ETC-1002-009 clinical study, Esperion’s plans to present the full results of its Phase 2a ETC-1002-006 clinical study at a major scientific meeting and Esperion’s financial position. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the risk that unanticipated developments could interfere with the development (and commercialization) of ETC-1002, as well as other risks detailed in Esperion’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed with Securities and Exchange Commission on November 6, 2013. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Therapeutics, Inc.

(A Development Stage Company)

Condensed Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)	(Unaudited)

Cash and cash equivalents	$71,896	$6,512
Working capital (deficit)	69,621	(10,035)
Investments	13,477	—
Total assets	86,576	7,312
Total convertible short-term debt	—	15,241
Total convertible long-term debt	—	7,529
Convertible preferred stock	—	23,975
Common stock	15	—
Deficit accumulated during the development stage	(58,374)	(41,975)
Total stockholders’ equity (deficit)	83,233	(41,365)

Esperion Therapeutics, Inc.

(A Development Stage Company)

Condensed Statement of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Grant income	$—	$—	$—	$—

Operating expenses:
Research and development	3,483	2,456	8,676	6,344
General and administrative	1,924	534	4,347	1,700
Acquired in-process research and development	—	—	—	—
Total operating expenses	5,407	2,990	13,023	8,044
Loss from operations	(5,407)	(2,990)	(13,023)	(8,044)

Interest expense	—	(361)	(936)	(925)
Change in fair value of warrant liability	—	—	(2,587)	—
Other income (expense), net	168	—	147	3
Net loss	$(5,239)	$(3,351)	$(16,399)	$(8,966)
Net loss per common share (basic and diluted)	$(0.34)	$(10.31)	$(3.05)	$(28.27)
Weighted average shares outstanding (basic and diluted)	15,253,704	325,023	5,371,335	317,208